Exhibit 10.5

EXECUTION VERSION

PARTIAL ASSIGNMENT, ASSUMPTION AND BIFURCATION AGREEMENT

This PARTIAL ASSIGNMENT, ASSUMPTION AND BIFURCATION AGREEMENT (this “Agreement”) is made and entered into by and between Alkermes Pharma Ireland Limited, a private limited company incorporated in Ireland (registered number 448848) whose registered address is Connaught House, 1 Burlington Road, Dublin 4, Ireland (“APIL”), Recro Gainesville LLC, a Massachusetts limited liability company with an address of 1300 Gould Drive, Gainesville, GA 30504 (“Recro Gainesville”), as successor in interest to Recro Technology LLC (f/k/a DV Technology LLC) and a wholly-owned subsidiary of Recro Pharma, Inc., a Pennsylvania corporation with an address of 490 Lapp Road, Malvern PA 19355 (“Recro Pharma”), and Baudax Bio, Inc., a Pennsylvania corporation, with an address of 490 Lapp Road, Malvern PA 19355 (“Baudax”).

WHEREAS, APIL and Recro Gainesville (as successor in interest to Recro Technology LLC, who is f/k/a DV Technology LLC) are parties to that certain Asset Transfer and License Agreement dated April 10, 2015, as amended on December 23, 2015 and December 20, 2018, pursuant to which Recro Gainesville exclusively licenses the Nanotechnology IP and certain Licensed Trademarks for the Nanotechnology IP for the Meloxicam IV/IM and Meloxicam Parenteral Formulation from APIL (the “Asset Transfer and License Agreement”);

WHEREAS, Recro Pharma and Baudax are parties to that certain Separation Agreement, dated as of the date hereof, pursuant to which Recro Pharma will (i) assign, or cause its subsidiaries to assign, certain assets related to the Acute Care Business (as defined in the Separation Agreement) to Baudax (the “Separation”) and (ii) distribute all of the issued and outstanding common stock of Baudax to Recro Pharma’s shareholders (the “Distribution,” and the effective time of the Distribution, the “Distribution Time”);

WHEREAS, in order to effect the Separation, effective immediately prior to the Distribution Time (the “Effective Time”), Recro Gainesville desires to assign, convey, transfer and set over to Baudax certain of Recro Gainesville’s rights, benefits, privileges, interests and obligations under the Asset Transfer and License Agreement and Baudax desires to accept such assignment, conveyance, transfer and set over from Recro Gainesville and to assume certain of Recro Gainesville’s obligations under the Asset Transfer and License Agreement and to agree to satisfy, pay, perform and discharge, as and when due, such obligations, in each case, on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Effectiveness. This Agreement shall be effective as of the Effective Time. In the event that the Separation does not occur for any reason, this Agreement will be null and void with no further action required on the part of either party.

2. Bifurcation, Partial Assignment and Assumption. Recro Gainesville hereby irrevocably assigns, conveys and transfers to Baudax all of Recro Gainesville’s rights, benefits, privileges, interests, burdens, obligations and liabilities under the Asset Transfer and License

Agreement to the extent related to the Acute Care Business (whether occurring on, before or after the Effective Time) including, but not limited to, the rights and obligations set forth in Exhibit A of this Agreement (the “Assigned Rights and Obligations”). Recro Gainesville shall remain responsible for all other rights and obligations under the Asset Transfer and License Agreement that are not bifurcated, assigned to and/or assumed by Baudax hereunder. APIL agrees and acknowledges that Baudax’s Assigned Rights and Obligations under the Asset Transfer and License Agreement shall not be affected or limited by a breach of the Asset Transfer and License Agreement by Recro Gainesville.

3. Third Party Beneficiary. In connection with the partial bifurcation, assignment and assumption of the Asset Transfer and License Agreement pursuant to Section 2 above, the parties agree and acknowledge that Baudax Bio is a third party beneficiary of the Asset Transfer and License Agreement, entitled to enforce the provisions of the Asset Transfer and License Agreement as they relate to Assigned Rights and Obligations.

4. Mutual Acceptance. Baudax unconditionally accepts the assignment, conveyance and transfer of the Assigned Rights and Obligations and, without limiting the foregoing, assumes and agrees to satisfy, pay, perform and discharge, as and when due, all of the Assumed Obligations (as defined in Exhibit A of this Agreement) whether occurring on, before or after the Effective Time.

5. Consent and Acknowledgment. APIL hereby consents to the partial bifurcation of the Asset Transfer and License Agreement as it relates to the Assigned Rights and Obligations and the assignment by Recro Gainesville to Baudax of such Assigned Rights and Obligations. APIL hereby agrees that this Agreement satisfies any notice, consent or other procedural requirements under the Asset Transfer and License Agreement with respect to the assignment of the Assigned Rights and Obligations and acknowledges and agrees that, notwithstanding Section 2.4 of Exhibit D to the Asset Transfer and License Agreement, APIL shall have no further right of recourse against Recro Gainesville under the Asset Transfer and License Agreement with respect to the Assigned Rights and Obligations for periods after the Effective Time. APIL agrees to treat the Asset Transfer and License Agreement as partially bifurcated and assigned as set forth in Sections 2 and 3 hereof. Without limiting the generality of the foregoing, APIL shall communicate directly with Baudax as a third party beneficiary to the Asset Transfer and License Agreement with respect to the Assigned Rights and Obligations.

6. Disclaimer and Release. With respect to all Assigned Rights and Obligations under the Asset Transfer and License Agreement that are assigned to and assumed by Baudax hereunder, Recro Gainesville hereby, without any further action, disclaims and is released from the Assigned Rights and Obligations under the Asset Transfer and License Agreement, and Baudax shall have the sole right and responsibility in connection therewith. Recro Gainesville’s rights and obligations under the Asset Transfer and License Agreement shall not be affected or limited by a breach of the Asset Transfer and License Agreement by Baudax.

7. Further Actions. Each of the parties hereto agrees to execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, such further documents and instruments and to perform such other reasonable actions as may reasonably be requested by a party hereto in order to effect the purposes of this Agreement.

8. Assignment. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. Baudax may assign all or a portion of its Assigned Rights and Obligations to any purchaser of that portion of its business to which the Asset Transfer and License Agreement relates with the prior written consent of APIL, which will not be unreasonably withheld, conditioned or delayed.

9. Governing Law. This Agreement and the respective rights, duties and obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions of that or any other jurisdiction.

10. Miscellaneous. This Agreement may not be modified except by an instrument in writing executed by the parties hereto. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. The waiver by either party of any default, breach, or right of this Agreement shall not constitute a waiver of any other or subsequent default, breach, or right. Section and paragraph headings in this Agreement are included herein for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Asset Transfer and License Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Partial Assignment, Assumption and Bifurcation Agreement to be effective as of the Effective Time.

ALKERMES PHARMA IRELAND
LIMITED

By:	/s/ Richie Paul
Name: Richie Paul
Title: Director

RECRO GAINESVILLE LLC

By:	/s/ Gerri Henwood
Name: Gerri Henwood
Title: President

BAUDAX BIO, INC.

By:	/s/ Gerri Henwood
Name: Gerri Henwood
Title: President

[Signature page to Partial Assignment, Assumption and Bifurcation Agreement]

EXHIBIT A

ASSIGNED RIGHTS OBLIGATIONS

Assigned Rights: The rights under the following sections of the Asset Transfer and License

Agreement: Section 3(a), Section 3(e) solely as it relates to the NanoCrystal Licensed Trademark, Section 3(f) solely as it relates to the Nanotechnology Patents, and Section 3(g) solely as it relates to the Nanotechnology Patents and Section 7.

Assumed Obligations: The obligations under the following sections of the Asset Transfer and License Agreement: Section 3(a), Section 3(e) solely as it relates to the NanoCrystal Licensed Trademark, Section 3(f) solely as it relates to the Nanotechnology Patents, Section 3(g) solely as it relates to the Nanotechnology Patents, and all obligations under Section 5 as it relates to Earn-Out Products and Exhibit D.